Exhibit 99.1

News Release

Release:	Immediate	Contact:	Ronda J. Williams
312-706-3232

Oil-Dri Reports Fourth Quarter and Fiscal Year Results
For Period Ending July 31, 2006

CHICAGO – September 25, 2006 – Oil-Dri Corporation of America (NYSE: ODC) today announced record sales of $51,694,000 for the fourth quarter ended July 31, 2006, a 12% increase compared with sales of $46,017,000 in the same quarter one year ago.  The Company reported net income for the quarter of $1,141,000, or $0.16 per diluted share, compared with net income of $1,142,000, or $0.15 per diluted share, in the same quarter one year ago.

Sales for the fiscal year ended July 31, 2006, also a record, were $205,210,000, a 9% increase compared with sales of $187,868,000 in the previous year.  Net income for the fiscal year was $5,259,000, or $0.73 per diluted share, a 17% decrease compared with net income of $6,540,000, or $0.88 per diluted share, for fiscal 2005.

On September 8, 2006, the Company effected a five-for-four stock split by paying a stock dividend of one-quarter share for each outstanding share of the Company’s Common Stock and Class B Stock.  All per share amounts in this press release have been restated to reflect this stock split.  The Company’s fiscal year results include a one-time non-cash charge to income taxes of $525,000, or $0.07 per diluted share, which the Company took at April 30, 2006 in connection with the repatriation of accumulated earnings from the Company’s Canadian and Swiss subsidiaries.

Fiscal 2006 In Review

Dan Jaffee, Oil-Dri President and CEO said, “While fiscal 2006 was not the stellar year we had hoped for, several factors encourage us as we continue our present strategy of growing our business profitably.  The start of fiscal 2006 was marked by hurricanes Katrina and Rita.  These storms, which devastated the Gulf Coast, accelerated an already existing trend of unprecedented energy cost increases.  The higher fuel costs dramatically impacted our results for the fiscal year.

“In fiscal 2006, we incurred a 55% increase in fuel costs compared to fiscal 2005, absorbing over $7 million of increased processing costs to dry our clay mineral products.  In addition, we experienced significantly higher costs for fuel used in our mining activities, the delivery of our products and many of the materials we buy to package our products.  In spite of these increased costs, and because we were able to steadily and systematically raise our prices, we were able to rebuild a significant part of our reduced margins by year’s end.”

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Key Metrics	F’06	F’05	F’04	F’03	F’02

Return on average total assets	4.0%	5.2%	3.9%	2.4%	(0.9)%
Return on average stockholders’ equity	7.2%	9.0%	7.1%	4.5%	(1.6)%
Cash, cash equivalents & investments	$25,855,000	$19,435,000	$23,069,000	$16,670,000	$16,236,000
Notes payable	$35,240,000	$23,320,000	$27,400,000	$31,400,000	$34,250,000
Notes payable minus cash and equivalents	$9,385,000	$3,885,000	$4,331,000	$14,730,000	$18,014,000
*Net income (loss) per diluted share	$0.73	$0.88	$0.68	$0.43	$(0.16)
*Common Stock price per share at July 31,	$15.98	$14.42	$13.11	$9.56	$6.00

*Net income (loss) per diluted share and Common Stock price reflect the five-for-four stock split effected on September 8, 2006.

Year-End Business Review

Sales for the Company’s Business-to-Business Group were $16,083,000 for the fourth quarter, up 11% from the prior year’s fourth quarter, and $70,349,000 for the fiscal year, up 12% from the prior fiscal year.  Group income was $2,698,000 for the fourth quarter, down 8% from the prior year’s fourth quarter, and $14,181,000 for the fiscal year, up 6% from the prior year.   Increased unit sales of ConditionAde binders, Agsorb carriers and Pure-Flo bleaching clays drove the group’s fiscal year sales increase.  A combination of favorable product mix and price increases drove the group’s fiscal year income increase.

Sales for the Company’s Retail and Wholesale Group were $35,611,000 for the fourth quarter, up 13% from the prior year’s fourth quarter, and $134,861,000 for the fiscal year, up 8% from the prior fiscal year.  Group income was $2,748,000 for the fourth quarter, down 13% from the prior year’s fourth quarter, and $8,486,000 for the fiscal year, down 27% from the prior fiscal year.  Group sales grew during the fourth quarter and fiscal year, primarily as a result of increased unit sales in the United States non-grocery sector and in the United Kingdom.  Higher costs for production, packaging and delivery, however, more than offset these sales increases and resulted in group income declines for both the fourth quarter and the fiscal year.

Fiscal 2006 Financial Review

On September 8, 2006, the Company paid quarterly cash dividends of $0.12 per share of outstanding Common Stock and $0.09 per share of outstanding Class B Stock.  The cash dividends were paid on the increased number of outstanding shares resulting from the five-for-four stock split.  The Company has paid cash dividends continuously since 1974.  At the July 31, 2006 closing price of $15.98 and assuming cash dividends continue at the same rate, the annual yield on the Company’s Common Stock is 3.0%.

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During the fiscal year, the Company repurchased 402,895 shares of Common Stock, at an average price of $19.37 per share.  The Company has 315,809 shares remaining under its current repurchase authorization.  The number of shares repurchased during the year and the average purchase price do not reflect the five-for-four stock split.

Cash, cash equivalents and short-term investments at July 31, 2006, totaled $25,855,000.  Operating cash flow was $10,635,000 for the fiscal year.  Capital expenditures for the fiscal year totaled $10,827,000, which was $3,615,000 greater than the depreciation and amortization of $7,212,000.  Debt repayments for the year totaled $3,080,000.

Looking Forward

Jaffee said, “As we begin a new fiscal year, we will continue our efforts to rebuild profit margins.  At the beginning of fiscal 2006, we made a strategic decision to phase in the necessary price increases to cover the huge spikes in energy costs.  Looking back, that was the right decision and we now feel we are close to reaching our goal.

“In addition to the efforts to rebuild profit margins on existing products, we are accelerating our efforts to introduce new products.  We are hopeful they will begin to measurably show results in fiscal 2007.”

As the Company previously announced, on August 1, 2006 the Company began recording the cost of overburden removal as it is incurred and also took a pre-tax non-cash charge of $1,686,000 to write off the previously accrued balance of prepaid overburden removal expense.  Both changes result from the Company’s implementation of the Financial Accounting Standards Board’s Emerging Issues Task Force for Issue No. 04-06, “Accounting for Stripping Costs in the Mining Industry.”

In accordance with Statement of Financial Accounting Standards No. 123 (Revised), “Share-Based Payments,” the equitable adjustment of outstanding stock options to reflect a change in capitalization (such as stock split) may require the recognition of incremental compensation expense if the adjustment is not determined to have been required by the actual terms of the equity incentive plan in question.  In keeping with its historical practices, the Company has equitably adjusted all outstanding stock options to reflect the September 8, 2006 five-for-four stock split.  Because the adjustments to stock options outstanding under the Company’s Outside Director Stock Plan and 1995 Long Term Incentive Plan may be deemed to have been discretionary (rather than required by the actual terms of those two plans), the Company will take a pre-tax non-cash charge to compensation expense of approximately $500,000 in fiscal year 2007.  The Company also expects similar non-cash charges totaling approximately $500,000 in subsequent fiscal years.

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The Company will offer a live web cast of the fourth quarter and full fiscal year earnings teleconference on September 26, 2006, at 10AM CT.  To listen to the call via the web, please visit www.streetevents.com or www.oildri.com.  An archived recording of the call and written transcripts of all teleconferences are posted on the Oil-Dri web site.

Oil-Dri Corporation of America is a leading supplier of specialty sorbent products for agricultural, horticultural, fluids purification, specialty markets, industrial and automotive, and the world’s largest manufacturer of cat litter.

Pure-Flo, Agsorb, ConditionAde, are all registered trademarks of the Oil-Dri Corporation of America.

This release contains certain forward-looking statements regarding the company’s expected performance for future periods, and actual results for such periods might materially differ.  Such forward-looking statements are subject to uncertainties which include, but are not limited to, intense competition from much larger organizations in the consumer market; the level of success in implementation of price increases and surcharges; increasing acceptance of genetically modified and treated seed and other changes in overall agricultural demand; increasing regulation of the food chain; changes in the market conditions, the overall economy, volatility in the price and availability of natural gas, fuel oil and other energy sources, and other factors detailed from time to time in the company’s annual report and other reports filed with the Securities and Exchange Commission..

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Consolidated Statements of Income
(in thousands, except for per share amounts)
(unaudited)

	Fourth Quarter Ended July 31,

	2006	% of Sales	2005	% of Sales

Net Sales	$51,694	100.0%	$46,017	100.0%
Cost of Sales	42,637	82.5%	36,668	79.7%

Gross Profit	9,057	17.5%	9,349	20.3%
Operating Expenses	(7,335)	-14.2%	(7,550)	-16.4%

Operating Income	1,722	3.3%	1,799	3.9%
Interest Expense	(647)	-1.3%	(426)	-0.9%
Other Income	483	0.9%	215	0.5%

Income Before Income Taxes	1,558	3.0%	1,588	3.5%
Income Taxes	417	0.8%	446	1.0%

Net Income	$1,141	2.2%	$1,142	2.5%

Net Income Per Share*:
Basic Common	$0.18		$0.18
Basic Class B Common	$0.13		$0.14
Diluted	$0.16		$0.15
Average Shares Outstanding*:
Basic Common	4,978		5,006
Basic Class B Common	1,822		1,822
Diluted	7,147		7,365

	Twelve Months Ended July 31,

	2006	% of Sales	2005	% of Sales

Net Sales	$205,210	100.0%	$187,868	100.0%
Cost of Sales	167,136	81.4%	147,513	78.5%

Gross Profit	38,074	18.6%	40,355	21.5%
Gain on Sale of Long-Lived Assets	415	0.2%	—	—
Operating Expenses	(29,735)	-14.5%	(30,470)	-16.2%

Operating Income	8,754	4.3%	9,885	5.3%
Interest Expense	(2,255)	-1.1%	(1,758)	-0.9%
Other Income	1,397	0.7%	805	0.4%

Income Before Income Taxes	7,896	3.8%	8,932	4.8%
Income Taxes	2,637	1.3%	2,392	1.3%

Net Income	$5,259	2.6%	$6,540	3.5%

Net Income Per Share*:
Basic Common	$0.83		$1.02
Basic Class B Common	$0.61		$0.76
Diluted	$0.73		$0.88
Average Shares Outstanding*:
Basic Common	5,005		5,047
Basic Class B Common	1,822		1,818
Diluted	7,219		7,455

*Net Income Per Share and Average Shares Outstanding have been restated to reflect the five-for-four stock split, effected by a stock dividend, for each outstanding share of Common Stock and Class B Stock.

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Consolidated Balance Sheets
(in thousands, except for per share amounts)
(unaudited)

			As of July 31,

			2006	2005

Current Assets
	Cash, Cash Equivalents and Investments		$25,855	$19,435
	Accounts Receivable, net		26,115	23,611
	Inventories		15,697	12,686
	Prepaid Expenses		8,035	7,364

		Total Current Assets	75,702	63,096

Property, Plant and Equipment			51,293	47,898
Other Assets			12,552	12,577

Total Assets			$139,547	$123,571

Current Liabilities
	Current Maturities of Notes Payable		$4,080	$3,080
	Accounts Payable		7,596	5,228
	Dividends Payable		754	559
	Accrued Expenses		14,683	13,667

		Total Current Liabilities	27,113	22,534

Long-Term Liabilities
	Notes Payable		31,160	20,240
	Other Noncurrent Liabilities		8,038	6,943

		Total Long-Term Liabilities	39,198	27,183

Stockholders’ Equity			73,236	73,854

Total Liabilities and Stockholders’ Equity			$139,547	$123,571

Book Value Per Share Outstanding			$10.73	$10.76
Acquisitions of Property, Plant and Equipment		Foruth Quarter	$4,363	$2,081
		Year to Date	$10,827	$7,311
Depreciation and Amortization Charges		Fourth Quarter	$1,757	$1,794
		Year to Date	$7,212	$7,429

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Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	For the Twelve Months Ended July 31

	2006	2005

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$5,259	$6,540
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and Amortization	7,212	7,429
(Increase) Decrease in Accounts Receivable	(2,631)	531
(Increase) in Inventories	(3,011)	(287)
Increase (Decrease) in Accounts Payable	2,759	(26)
Increase (Decrease) in Accrued Expenses	1,016	(3,074)
Other	31	1,872

Total Adjustments	5,376	6,445

Net Cash Provided by Operating Activities	10,635	12,985

CASH FLOWS FROM INVESTING ACTIVITIES
Capital Expenditures	(10,827)	(7,311)
Other	(4,152)	3,736

Net Cash Used in Investing Activities	(14,979)	(3,575)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on Long-Term Debt	(3,080)	(4,080)
Dividends Paid	(2,403)	(2,206)
Purchase of Treasury Stock	(7,811)	(8,214)
Proceeds from Issuance of Long-Term Debt	15,000	—
Other	3,854	4,862

Net Cash Provide by (Used in) Financing Activities	5,560	(9,638)

Effect of exchange rate changes on cash and cash equivalents	(554)	(175)
Net Increase (Decrease) in Cash and Cash Equivalents	662	(403)
Cash and Cash Equivalents, Beginning of Year	5,945	6,348

Cash and Cash Equivalents, July 31	$6,607	$5,945